Exhibit 99.1
Carl DeSantis Continues to Invest in Celsius

Delray Beach, FL—April 6, 2009: Celsius Holdings, Inc. (OTC BB: CSUH) announced that CDS Ventures of South Florida, LLC (“CDS”) exercised its rights of the Security Purchase Agreement dated December 2008 to purchase $2,000,000 of additional Series B convertible preferred shares (“Preferred Shares”).

DeSantis, formerly Chairman of the Board of Directors of Rexall Sundown, Inc., a company he founded in 1976 and built into the world’s leading nutritional supplement supplier before he sold it for $1.8 billion in 2000, has additionally, through his majority owned company CDS, provided $2 million in equity financing to fund Celsius continued expansion.

On March 31, 2009 CDS entered into a subscription agreement with the company to purchase 2,000 Series B Preferred Shares for a cash payment of $2 million, to be made during April 2009. This brings the total investment in the company by Carl DeSantis affiliated companies to $6.75 million, extension of $1 million in credit and the right to purchase additional Series A Preferred Shares for up to $1 million. The conversion price for the Series B Preferred Shares was set last December to $0.05 per share until December 31, 2010.

Carl DeSantis said, “I am pleased to be part of the progress that Celsius is making towards its goal of building the calorie burning category. I enjoy working with their management team as we now move into a growth phase for the company.”

According to Celsius CEO Steve Haley, “Through the last several months, we have worked closer with Carl and his team building a foundation to grow upon. Their experience and input is more valuable than the funding they provide. Together we have enhanced the packaging, our point of sale merchandising and marketing elements such as radio and television capabilities. We feel better positioned now to more aggressively grow our distribution and product awareness.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUH.OB) markets Celsius®, the original, great tasting calorie burner that is backed by science, through its wholly-owned operating subsidiary, Celsius, Inc. Celsius Inc. is dedicated to providing healthier, everyday refreshment through science and innovation.  Information about Celsius Holdings, Inc. is available at our website. More information about Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com

Forward-looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as ``anticipate,'' ``believe,'' ``could,'' ``estimate,'' ``expect,'' ``intend,'' ``may,'' ``should,'' ``will,'' and ``would'' or similar words. You should not rely on forward-looking statements because Celsius Holdings' actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Contact Info:
Media: Kim Morgan, 561-750-9800x233 kmorgan@transmediagroup.com
Celsius Holdings, Inc.: Jan Norelid, 866-4-CELSIUS jnorelid@celsius.com